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Exhibit (11)-Statement Re: Computation of Loss Per Share

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                                                                         Three months ended
                                                                               June 30
                                                                           1997      1996
                                                                         -------    -------
                                                                 (in thousands, except per share data)
Primary and Fully Diluted:

Average shares outstanding                                                7,267      7,277

Average treasury shares outstanding                                         (29)      --

Net effect of dilutive stock options-based on
   the treasury stock method using average
   market price                                                             --        --
                                                                        -------    -------

Totals                                                                    7,238      7,277
                                                                        =======    =======

Net loss                                                                $  (724)   $   (93)
                                                                        =======    =======

Per share amount                                                        $ (0.10)   $ (0.01)
                                                                        =======    =======
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